1LETTER TO SHAREHOLDERS Q4 2024 LETTER TO SHAREHOLDERS FOURTH QUARTER AND FISCAL YEAR 2024 | MARCH 5, 2025

2LETTER TO SHAREHOLDERS Q4 2024 Dear Grindr Shareholders, Our financial results are made possible by the social connections and deep engagement of our users. 130B+ Chats Sent 70+ MIN Average Time Spent on the App 2B+ Albums Shared 2024 was a landmark year for Grindr. We grew full-year revenue 33% year-over- year to $345 million with an Adjusted EBITDA margin of 43% - well ahead of guidance - driven by our relentless focus on user experience, our commitment to delivering great products, and the continued expansion of our advertising business. FY 2024 Achieved 33% year-over- year revenue growth, with an adjusted EBITDA margin of 43% and net loss margin of 38%. In two years as a public company, we’ve transformed Grindr’s business and our opportunity. When I joined as CEO ahead of our public debut, we faced hurdles from prior Chinese ownership: significant technical debt; a brand with strong community awareness but mixed perception; and the need to build a high-performing team to deliver on our ambitious goals. Today, those challenges are largely behind us. We’ve charted a clear path for compelling growth as the Global Gayborhood in Your PocketTM, hosted our first Investor Day where we laid out long-term financial targets, and unveiled a robust product roadmap featuring AI-first experiences that will transform the ways in which we engage and serve our user community. We’ve addressed the most acute technical debt issues, like backend chat infrastructure, while continuing to work on others on the platform side. We also added great talent - a cornerstone of a fast-moving, performance-driven culture. And we advanced human rights and health initiatives through Grindr for Equality, all while over- delivering on our financial objectives.

3LETTER TO SHAREHOLDERS Q4 2024 colors Through all of these achievements, we are delivering substantial value to our company, users, and shareholders, and are entering 2025 with tremendous momentum. Our team will ship more products and features in 2025 than we have in any one year in Grindr’s 16 year history. This portfolio of offerings sets Grindr up for growth for the long-term, allowing us to sustain excellent financial performance for many years to come. Focus is critical to any organization’s ability to execute well, and to that end, we have outlined four key priorities for us in 2025: Rapidly shipping products Create awesome user experiences and elevate Grindr to a world-class app, while preserving our core as the best space in the world for gay and bi men to meet and connect. Executing on the Gayborhood expansion Launch one product outside the core app. Strengthening Grindr’s global brand Actively shape and amplify Grindr’s positive story to drive deeper understanding and engagement. Increasing talent density Continue to build a high-performing team to drive our ambitious plans. Our accelerated roadmap is propelling us forward even faster than planned - enabling us to begin to show the world in 2025 what it really means to be the Global Gayborhood in Your Pocket.

4LETTER TO SHAREHOLDERS Q4 2024 In January, we released our first annual product roadmap including: These join our Investor Day product lineup, including Throb (formerly Interest), Insights, Right Now, and Relationships. We are also enhancing our advertising technology to maintain and expand a great free experience for users. Many of these products will be undergoing testing and refinement this year. As we have seen in the past, Grindr users tend to be quite responsive to products they like, creating an opportunity for upside revenue impact ahead of schedule in 2025. And, we are aiming to go live in a test beta in limited markets with our first gayborhood expansion initiative, in the health and wellness area. We’ve developed an exciting brand for the offering and expect the limited beta to roll out in coming months - stay tuned. The team is also making good progress on several other expansion opportunities. Chat Summaries Quick recaps of chat histories powered by Wingman AI Explore Heatmap Visualizes hotspots in neighborhoods and cities Discover A new space serving relevant user profiles from around the world based on interests A-listTM Smart lists of meaningful past connections for easy re-engagement For You Personalized user recommendations based on preferences and intentions

Q4 2024 5LETTER TO SHAREHOLDERS Our marketing strategy will continue to be centered around Grindr-created content, bringing the full reality and future possibilities of the Global Gayborhood to life in a way our audiences will relate to and positively engage with. This will in turn build deeper user trust and stronger partner confidence. The success of this ambitious growth agenda hinges on the performance of our team, where we’ve seen an incredible turnaround. At the end of 2024, we had 147 North American employees, with almost 75% hired since I became CEO, along with a dedicated team of over 20 engineers in Colombia. In 2025, we will continue to add talent at a measured pace, particularly in Gen AI, Applied Sciences/ML, Data Engineering and Engineering leadership, Product, and roles supporting gayborhood expansions. We are integrating AI synthetics into our workflow and expect that a significant portion of this year’s code will be written by AI. Our performance-driven, founder-mode culture— built on merit and high talent density—is unlocking the full potential of Grindr and each employee. Today, our team is gelling, engineering productivity is surging, and we are in a strong position to drive our growth objectives.

6LETTER TO SHAREHOLDERS Q4 2024 We strive to be aspirational and dream of audacious possibilities - because, in this company’s lifetime, we’ve seen once impossible ideas, like gay marriage, become reality. The impact of seeing our vision come to life and become real is powerful and fuels our drive to achieve more. For this reason, we have tremendous enthusiasm for the future, underscored by our strong guidance for 2025 as well as the $500 million share repurchase program we are announcing today. George Arison, CEO As always, we greatly appreciate the support of our shareholders and community, and our team’s awesome efforts to deliver on our commitments. Thank you, The foundation we’ve built in a short amount of time leaves me truly inspired about what Grindr can accomplish.

7LETTER TO SHAREHOLDERS Q4 2024 In 2024 we began rolling out a number of transformative features that are redefining how users engage with Grindr, all while preserving and enhancing Grindr’s core as the best place in the world for gay and bi- men to meet and build connections. Innovating for User Intent Our product strategy revolves around serving users’ intentions - whether they’re seeking a casual date, a long-term partner, friendship, networking, health and wellness, or travel. In 2024, we accelerated in building products and features to satisfy these varying intentions. We innovated on more products and features than ever before, driven by increasing productivity and an enhanced focus on Gen AI, ML, and user-centric design. Our momentum in 2024 has set the stage for an ambitious 2025 roadmap —far beyond what we shared just last June. Review of 2024 Key Priorities

Grindr Q4 2024

2024 Product Highlights


RIGHT
NOW

Right Now, Grindr's first intent-based product for enabling people to easily find others who want an immediate intimate connection. Testing in 2024 has gone well - stay tuned for more news on Right Now in coming months.


Adalberto

Roam™ is now live globally and allows users to make connections ahead of an upcoming trip.


Wingman
Hey Julio,
I'm here to help you find dates. Let me know if you're interested.
Yes, please help!

AI assistant **Wingman,** which has already been rolled out in testing with 10,000 users in the U.S., several quarters ahead of schedule. Wingman will power several new features we are launching in 2025.


Interest
Boost Me
Marco
Johnny
Traveling

Interests tab makes inbounds a core feature by centralizing 'Viewed Me' and 'Taps'. Given its success, we plan to enhance the tab further and introduce additional inbound-related features.


Unlock More Profiles
DJ
lover

With **More Profiles,** in 2024, for the first time in Grindr's history, we leveraged machine learning to display profiles to users based on relevancy in addition to distance. More Profiles was rolled out to all U.S. users in 2024 with a global rollout planned in 2025.


Without Limits
1 WEEK $23.99
POPULAR
1 MONTH $39.99
Continue

Unlimited Weekly gives users access to all of the exclusive features in our Unlimited subscription offer, such as Viewed Me, Incognito, unlimited profiles, and more – all at a lower price point and for a shorter commitment period.

LETTER TO SHAREHOLDERS 8

Q4 2024

Shaping our Brand

In 2024, we made significant strides in evolving Grindr's perception from "just a hookup app" to the Global Gayborhood in Your Pocket™. Our aim is to evolve from broad recognition to a brand users love, trust, and recommend - one that feels essential to their lives. This shift not only strengthens our connection with users but also reassures our partners—current and potential—who may still hold outdated views about what Grindr stands for, due to lack of past positive amplification.


Grindr presents
HOST or TRAVEL
LOS ANGELES
NEW SERIES


Grindr
Rides America
TOUR
USER ENGAGEMENT


#MetOnGrindr
NEW SERIES

Our content-driven campaigns—like Met on Grindr, Host or Travel, and Grindr Rides America—drove positive brand association this past year, while tailored messaging and owned social channels helped us engage our core audiences where they are, and proactive press engagement invited the media into the gayborhood and along for our product journey. In just nine months, these efforts are paying off: Nearly a quarter of our core audience now associates Grindr with the gayborhood identity.

Building an Exceptional Team

In 2024, we hired over 70 new team members and grew our headcount by net 35, doubling our U.S. engineering team and tripling the size of our global engineering team with the addition of our talented team members in Colombia. Our return-to-office fostered stronger collaboration, enabling teams to learn from each other, push boundaries, and drive continuous improvement. One (directional) indicator of our productivity gains: GitHub commits per engineer grew more than threefold compared to 2022.



LETTER TO SHAREHOLDERS 9

10LETTER TO SHAREHOLDERS Q4 2024 Grindr’s north star is our vision to help make a world where the lives of our global community are more free, equal, and just. Through Grindr for Equality, we advanced this mission in 2024 through initiatives that drove meaningful change for LBGTQ+ people across the world. This work is vital and often done in the background. Here are two highlights: • Human Rights: We played a proud role in Thailand’s historic marriage equality victory in June, supporting the Rainbow Sky Association’s campaign for this landmark win. • Healthcare: We continued globally expanding our pioneering HIV self-test kit initiative, which has now connected Grindr users with hundreds of thousands of free test kits on four continents, launching in Australia, Namibia, New Zealand, and parts of the UK—building on our 2023 launches in the U.S., Ireland, and Georgia. We see this work as both essential and impactful – and it’s the right thing to do. It resonates deeply with our users, who see Grindr as an advocate for their rights. Additionally, this commitment directly creates value for our shareholders by strengthening our brand, deepening user engagement, and positioning Grindr as a trusted leader on behalf of our users, driving long-term growth and loyalty that benefit us all. Serving the LGBTQ+ Community Through Grindr for Equality

11LETTER TO SHAREHOLDERS Q4 2024 Total revenue for the year ended December 31, 2024, increased by 33% year-over- year to $345 million, operating income was $93 million, with a net loss margin of 38% and an Adjusted EBITDA Margin of 43%. Growth in revenue was largely driven by merchandising strategies throughout the year and enhanced paywall optimizations, both of which strengthened payer conversion across our XTRA and Unlimited tiers—and fueled continued demand for our Boost add-on. Additionally, we’ve seen exceptional results in our advertising business this year, highlighted by indirect revenue growth of 56% year-over-year. During 2024 we appointed new advertising leadership and established a dedicated engineering team to address technical deficiencies that previously limited the ability of our ads business to grow. The team is executing on a strategy that is driving growth in both third-party and direct advertising sales and over the long term we see additional opportunities to further expand our advertising business, including internationally, as we continue to develop partnerships and enhance our offerings. 2024 Financial & Operating Performance 2024 was an exceptional year, capped by a strong fourth quarter. We exceeded our expectations on both top and bottom line, with sustained growth across key user metrics. In Q4, average monthly active users, average paying users, and average direct revenue per paying user all reached record highs, reflecting the strength of our platform and continued engagement from our community. AVG MAUs 14.2M +7% YOY GROWTH 1.1M +15% YOY GROWTH AVG PAYING USERS ARPPU $22.53 +12% YOY GROWTH 2024 Operational Highlights

12LETTER TO SHAREHOLDERS Q4 2024 Revenue for the fourth quarter of 2024 was $98 million, up 35% year-over-year from $72 million in Q4 2023. Direct Revenue, consisting of our core app products, grew 28% year-over-year to $80 million, while Indirect Revenue, which is our advertising business, surged 85% to $18 million. For the full year ended December 31, 2024, Direct Revenue increased 29% year-over-year to $291 million driven by strong adoption of our subscription and add-on offerings. Indirect Revenue rose 56% to $54 million. These results reflect continued strength from third-party partnerships, with Q4 also benefitting from a large direct brand campaign that we developed with a key partner in late November. Operating Income Operating income for the fourth quarter of 2024 was $20 million, or 21% of revenue, compared to $16 million, or 23% of revenue in Q4 2023. Operating expenses, excluding cost of revenue, were $53 million in Q4 2024, up from $37 million in Q4 2023. As a percentage of revenue, operating expenses were 54% compared to 52% in the prior year, with the increase primarily driven by higher performance- based and stock-based compensation costs. For the full year ended December 31, 2024, operating income was $93 million, or 27% of revenue, compared to $55 million, or 21% of revenue, in 2023. Operating expenses, excluding cost of revenue, totaled $165 million, up from $137 million in 2023. As a percentage of revenue, operating expenses declined to 48% from 53% in the prior year, reflecting the Company’s strong revenue growth combined with lower people costs, in part due to the inclusion of $9 million in severance expenses related to our return-to-office program in 2023. Revenue Operating Income

13LETTER TO SHAREHOLDERS Q4 2024 Grindr reported a net loss for the fourth quarter of 2024 of $124 million, compared to a loss of $45 million in Q4 2023, primarily driven by a $139 million non-cash loss from the change in fair value of the warrant liability. For the full year 2024, net loss was $131 million, compared to a loss of $56 million in 2023, primarily reflecting a $185 million non-cash loss from the change in fair value of our warrant liability. On February 24, 2025, Grindr completed the redemption of all outstanding public and private warrants. Historically, net loss has been significantly impacted by the change in fair value of our warrant liability, which the company must adjust at each quarter end to reflect the then-current share price. With the warrant liability now fully removed, we will no longer see this impact on bottom-line performance in future periods post-redemption. Adjusted EBITDA for Q4 2024 was $39 million, or 40% of total revenue, compared to $29 million and 40% of total revenue, in Q4 2023. The $10 million, or 36%, year-over-year increase in Adjusted EBITDA was driven by strong Indirect Revenue growth from our direct advertising business, alongside sustained strength in our subscription offerings. For the full year, Adjusted EBITDA was $147 million, or 43% of total revenue, up from $110 million, or 42% of total revenue, in 2023. Full year Adjusted EBITDA growth was fueled by strong revenue performance, as more Grindr users adopted our subscription and a la carte offerings, supported by enhancements to our value proposition and merchandising. Our investment philosophy involves waiting to have additional visibility into how product and feature launches planned for the year perform during the launch year prior to authorizing certain investments. For this reason, we expect that Adjusted EBITDA margin in the first half of 2025 will be stronger than in the second half. Net Income (Loss) Adjusted EBITDA

14LETTER TO SHAREHOLDERS Q4 2024 On March 5, 2025, we announced that our Board of Directors authorized a two-year share repurchase program of up to $500 million of our common stock. We are aiming to return cash to shareholders in excess of investments we believe are necessary for our core and gayborhood expansion growth opportunities. Under the program, Grindr may make repurchases, through open market purchases, block trades, in privately negotiated transactions, accelerated stock repurchase transactions, or by other means until March 2027. Given the strong cash flow characteristics of our business, post completion of the repurchase program we expect to maintain a healthy balance sheet, providing ample flexibility in the future. Our initial 2025 guidance calls for revenue growth of 24% or greater and Adjusted EBITDA margin of 41% or greater, reflecting our expectation for another strong year of growth and profitability. As we’ve stated previously, our guidance is based on what we have a clear line of sight to today. As we have done in the past, we may provide updates throughout the year as we gain visibility into the timing and impact from initiatives slated to go live or the launch of new offerings that we’ve discussed in this letter. Share Repurchase Program Guidance 24%+ 41%+ 2025 Guidance FY25 REVENUE GROWTH FY25 ADJUSTED EBITDA MARGIN

15LETTER TO SHAREHOLDERS Q4 2024 Average Paying Users 1.1M 2024 Average Paying User Penetration 7.6% Average MAUs 14.2M ARPPU $22.53 1.1M Q4 2024 7.7% 14.7M $23.46 Conference Call Grindr will host a conference call to discuss these results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), March 5, 2025. The live audio webcast, along with the press release, will be accessible at https://investors.grindr.com/. A recording of the webcast will also be available on our website following the conference call. Performance Metrics

Grindr Q4 2024

Adjusted EBITDA and Free Cash Flow
(in thousands)

($ in thousands)	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Reconciliation of net loss to Adjusted EBITDA				
Net loss	$ (123,852)	$ (44,763)	$ (131,001)	$ (55,768)
Interest expense, net	5,362	10,312	25,616	46,007
Income tax provision	(527)	1,299	12,711	4,023
Depreciation and amortization	4,315	5,196	16,910	27,041
Litigation related costs [(1)]	(289)	426	1,190	2,339
Stock-based compensation expense	14,630	5,230	37,272	15,824
Change in fair value of warrant liability [(2)]	138,978	38,108	184,557	49,689
Severance expenses [(3)]	—	1,278	58	9,355
Management fees [(4)]	—	—	—	(97)
Loss on extinguishment of debt	—	11,582	—	11,582
Other expense [(5)]	—	6	—	163
Adjusted EBITDA	$ 38,617	$ 28,674	$ 147,313	$ 110,158
Revenue	$ 97,621	$ 72,086	$ 344,636	$ 259,691
Net loss margin	(126.9)%	(62.1)%	(38.0)%	(21.5)%
Adjusted EBITDA Margin	39.6 %	39.8 %	42.7 %	42.4 %
Reconciliation of net cash provided by operating activities to free cash flow				
Net cash provided by operating activities	$ 29,533	$ 13,031	$ 94,957	$ 36,147
Less:				
Capitalized development software costs and purchases of property and equipment	(1,258)	(741)	(5,345)	(4,230)
Free cash flow	$ 28,275	$ 12,290	$ 89,612	$ 31,917
Free cash flow conversion	73.2 %	42.9 %	60.8 %	29.0 %

(1) Litigation-related costs primarily represent external legal fees associated with outstanding litigation or regulatory matters, including fees incurred in connection with the potential Norwegian Data Protection Authority fine and CWA unionization.

(2) Change in fair value of warrant liability relates to the Warrants that were remeasured as of December 31, 2024 and 2023.

(3) Severance expense relates to severance incurred for employees who elected not to relocate or participate in our RTO Plan and other severance arrangements.

(4) Management fees represent administrative costs associated with San Vicente Holdings LLC's ("SVE") administrative role in managing financial relationships and providing directive on strategic and operational decisions, which ceased to continue after the Business Combination. In September 2023, certain management fees previously accrued were forgiven.

(5) Other represents other costs that are unrelated to our core ongoing business operations.

LETTER TO SHAREHOLDERS 16

17LETTER TO SHAREHOLDERS Q4 2024 Unaudited Consolidated Balance Sheets (in thousands, except share data)

18LETTER TO SHAREHOLDERS Q4 2024 Unaudited Consolidated Statements of Operations and Comprehensive Loss (in thousands)

19LETTER TO SHAREHOLDERS Q4 2024 Unaudited Consolidated Statements of Cash Flows (in thousands)

20LETTER TO SHAREHOLDERS Q4 2024 Unaudited Consolidated Statements of Cash Flows (continued) (in thousands)

21LETTER TO SHAREHOLDERS Q4 2024 Forward Looking Statements This letter contains “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 regarding Grindr’s current views with respect to our industry, operations, and future business plans, expectations and performance. These forward-looking statements can generally be identified by the use of forward-looking terminology, such as “anticipates,” “approximately,” “believes,” “continues,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts, “projects,” “seeks,” “should,” “upcoming,” “will” or the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, among others, statements regarding our annual revenue growth and adjusted EBITDA margin guidance for 2025; the Company’s expectation that Adjusted EBITDA margin in the first half of 2025 will be stronger than the second half of that year; the Company’s share repurchase program and potential purchases on the open market and any effects, results, or other matters related thereto; expectations about the Company’s product roadmap; our strategic business focus and our ability to implement and realize intended benefits; employee performance and headcount changes; improvements and changes in user experience; products and features, including AI-driven features; product development, including the extent of use of AI in our product development workflows; and product launch plans; the anticipated testing and launch of new products in 2025, including health and wellness offerings outside of our core offerings, and the quality of products launched; balance sheet expectations following the completion of our share repurchase program; statements regarding cash necessary for business needs. Forward-looking statements, including guidance related to revenue growth and adjusted EBITDA margin, are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from our expectations discussed in the forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to retain existing users and add new users; (ii) the impact of the regulatory environment and complexities with compliance related to such environment, including maintaining compliance with privacy, data protection, and online safety laws and regulations and laws that will apply to any new products or services we introduce in the health and wellness sector; (iii) our ability to address privacy concerns and protect systems and infrastructure from cyber-attacks and prevent unauthorized data access; (iv) our ability to identify and consummate strategic transactions including strategic partnerships, acquisitions, or investments in complementary products, services, or technologies, including outside of our core product; and our ability to realize the intended benefit of such transactions; (v) our success in retaining or recruiting directors, officers, key employees, or other key personnel, and our success in managing any changes in such roles; (vi) our ability to respond to general economic conditions; (vii) competition in the dating and social networking products and services industry; (viii) our ability to adapt to changes in technology and user preferences in a timely and cost-effective manner; (ix) our ability to successfully adopt generative AI and machine learning processes and algorithms into our daily operations, including by deploying generative AI and machine learning into our products and services; (x) our dependence on the integrity of third-party systems and infrastructure; (xi) our ability to protect our intellectual property rights from unauthorized use by third parties; (xii) whether the concentration of our stock ownership and voting power limits our stockholders’ ability to influence corporate matters; (xiii) the timing, price and quantity of repurchases of shares of our common stock under our repurchase program, and our ability to fund any such repurchases; and (xiv) the effects of macroeconomic and geopolitical events on our business, such as health epidemics, pandemics, natural disasters and wars or other regional conflicts. The foregoing list of factors is not exhaustive. Further information on these and additional risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this press release are included in the section titled “Risk Factors’’ included under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2023, in annual reports on Form 10-K we file thereafter, and quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and you should not place undue reliance on forward-looking statements. Except as required by law, Grindr assumes no obligation, and does not intend, to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

22LETTER TO SHAREHOLDERS Q4 2024 Non-GAAP Financial Measures Grindr uses Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, and free cash flow conversion which are non-GAAP measures, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of Grindr’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Adjusted EBITDA adjusts for the impact of items that Grindr does not consider indicative of the operational performance of its business. Grindr defines Adjusted EBITDA as net income (loss) excluding income tax provision; interest expense, net; depreciation and amortization; stock-based compensation expense; gain (loss) in fair value of warrant liability; and severance expense, litigation-related costs, and other items, in each case, that are unrelated to Grindr’s core ongoing business operations. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period. Free cash flow is an indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after capitalized software development costs, and purchases of property and equipment, that can be used to repay debt obligations and/or for strategic initiatives. Grindr defines free cash flow as net cash provided by (used in) operating activities, less capitalized software development costs, and purchases of property and equipment. Free cash flow conversion is calculated by dividing free cash flow for a period by Adjusted EBITDA for the same period. Grindr excludes the above items as some are non-cash in nature, and others may not be representative of normal operating results. While Grindr believes that Adjusted EBITDA, Adjusted EBITDA Margin, free cash flow, and free cash flow conversion are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with GAAP. A reconciliation of Grindr’s non-GAAP financial measures to the most comparable GAAP financial measures for the years ended December 31, 2024 and 2023 are presented above. We are not able to estimate net income (loss) or net income (loss) margin on a forward-looking basis or reconcile the guidance provided for Adjusted EBITDA margin to net income (loss) margin on a forward- looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA margin. In particular, the measures and effects of our stock-based compensation related to equity grants that are directly impacted by unpredictable fluctuations in our share price. The variability of the above charges could have a significant and potentially unpredictable impact on our future GAAP financial results.

23LETTER TO SHAREHOLDERS Q4 2024 Key Operating Measures Our key operating measures include Average Paying Users, Average Monthly Active Users (Average MAUs), Average Paying User Penetration, Average Direct Revenue per Average Paying User (ARPPU) , and Average Total Revenue Per User (ARPU). We define our key operating measures and how we calculate them in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating and Financial Metrics” included under Part II, Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2024. Trademarks This letter may contain trademarks of Grindr. Solely for convenience, trademarks referred to in this letter may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that Grindr will not assert, to the fullest extent under applicable law, its rights to these trademarks. About Grindr With more than 14.5 million average monthly active users, Grindr has grown to become the Global Gayborhood in Your Pocket™, on a mission to make a world where the lives of our global community are free, equal, and just. Available in 190 countries and territories, Grindr is often the primary way for its users to connect, express themselves, and discover the world around them. Since 2015, Grindr for Equality has advanced human rights, health, and safety for millions of LGBTQ+ people in partnership with organizations in every region of the world. Grindr has offices in West Hollywood, the Bay Area, Chicago, and New York. The Grindr app is available on the App Store and Google Play.